Exhibit 99.1

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HINES GLOBAL INCOME TRUST ACQUIRES AMAZON FULFILLMENT CENTER
The deal represents Hines Global Income Trust’s second investment in the logistics sector in the U.S.

San Antonio, December 14th, 2020 - Hines, the international real estate firm, is pleased to announce that Hines Global Income Trust, Inc. (“Hines Global”) has acquired an Amazon-leased e-commerce fulfillment center northeast of San Antonio in Schertz, Texas.

The 1,262,294-square-foot Class A, e-commerce fulfillment center is located in the rapidly growing I-35 corridor between San Antonio and Austin. This location provides direct access to the “Texas Triangle” serving a population of over 25 million people living in or around Austin/San Antonio, Houston and the Dallas/Fort Worth metros.

“This is a critical location with a high growth consumer base,” said Laura Denkler, Managing Director at Hines. “We continue to pursue logistics assets with immediate proximity to population density and solid connectivity to major thoroughfares. This acquisition is another step forward for Hines in the Austin / San Antonio marketplace.”

Omar Thowfeek, Hines Managing Director of Hines Global, said: “As we continue to grow and diversify our logistics portfolio in the U.S., Great Britain and continental Europe, we are excited about this acquisition and completing our fourth strategic logistics acquisition worldwide this year. We will maintain our strategy of seeking out exceptional opportunities as we continue to cultivate our investment depth and breadth in this expanding sector.”

Hines has been investing and developing in the industrial real estate sector since 1957 with a global track record of 314 projects in 12 countries. Globally, the firm has acquired 38 million square feet of space and developed 45 million square feet (with 8 million square feet of projects currently in design or under development) in the sector.

ENDS

For further information please contact:
George Lancaster
+1-713-966-7676
George.lancaster@hines.com

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinessecurities.com/current-offerings/hgit.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 225 cities in 25 countries. Hines has approximately $144.1 billion¹ of assets under management, including $75.5 billion for which Hines serves as investment manager, including non-real estate assets, and $68.6 billion for which Hines provides third-party property-level services. The firm has 165 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,426 properties, totaling over 472 million square feet. The firm’s current property and asset management portfolio includes 576 properties, representing over 246 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information. ¹AUM includes both the global Hines organization as well as RIA AUM.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the value to be generated by the fulfillment center, future expansion of Hines Global’s worldwide logistics portfolio, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the fulfillment center, the tenant remaining committed to its lease obligations and continuing to pay rent in a timely manner, Hines Global being able to locate and close on additional opportunities to invest in logistics assets, and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2019, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.